                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement

[_]  CONFIDENTIAL, FOR USE OF THE
     COMMISSION ONLY (AS PERMITTED BY
     RULE 14A-6(E)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to (S) 240.14a-11(c) or (S) 240.14a-12

                          LOWRANCE ELECTRONICS, INC.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------


     (3) Filing Party:

     -------------------------------------------------------------------------


     (4) Date Filed:

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Notes:

                          LOWRANCE ELECTRONICS, INC.
                            12000 East Skelly Drive
                          Tulsa, Oklahoma  74128-2486


                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                          To Be Held December 12, 2000

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Lowrance Electronics, Inc., a Delaware corporation (the "Company"), will be held in the Director's Row Room IV on the Main Lobby Floor of the Adam's Mark Hotel, 100 East Second Street, Tulsa, Oklahoma, on Tuesday, December 12, 2000, at 10:00 a.m., local time, to consider and vote upon the following matters described in the accompanying Proxy Statement:

     (1) To ratify the selection of Arthur Andersen LLP as independent public accountants for the Company for its fiscal year 2001; and

     (2) To transact such other and further business as may be brought before the Annual Meeting or any adjournment or adjournments thereof.

     Only Stockholders of record at the close of business on October 31, 2000, are entitled to vote at the meeting or any adjournment or adjournments thereof. Stockholders who do not expect to attend the meeting in person are urged to mark, date, sign, and mail the enclosed Proxy in the enclosed return envelope for which no postage is needed if mailed in the United States.


                                              By Order of the Board of Directors


                                                                 H. Wayne Cooper
                                                                       Secretary

Tulsa, Oklahoma
November 10, 2000



            IF YOU CANNOT BE PRESENT IN PERSON, PLEASE MARK, DATE,
                  AND SIGN THE ENCLOSED PROXY AND MAIL IT AT
                           YOUR EARLIEST CONVENIENCE

                          LOWRANCE ELECTRONICS, INC.
                            12000 East Skelly Drive
                          Tulsa, Oklahoma  74128-2486

                                PROXY STATEMENT

                         Annual Meeting of Stockholders
                               December 12, 2000

     The enclosed form of Proxy is solicited by the Board of Directors of Lowrance Electronics, Inc., (the "Company") for use at the Annual Meeting of Stockholders to be held in the Director's Row Room IV on the Main Lobby Floor of the Adam's Mark Hotel, 100 East Second Street, Tulsa, Oklahoma, on Tuesday, December 12, 2000, at 10:00 a.m., local time.

     This Proxy Statement and the Proxy are mailed to Stockholders on or about November 10, 2000, and are furnished in connection with the solicitation of Proxies by the Board of Directors of the Company. This Proxy solicitation is by mail and at the expense of the Company. It may be that further solicitation of Proxies will be made by telephone or oral communication. All such further solicitation will be at the expense of the Company and may be conducted by employees of the Company who will not receive additional compensation for such solicitation.

                                    VOTING

     Shares represented by Proxies received by the Board of Directors will be voted at the Annual Meeting in accordance with the specifications made thereon by the Stockholders, unless authority to do so is withheld. If no specification is made, the Proxy will be voted in favor of the proposals referred to therein and herein.

     Any Stockholder giving a Proxy has the power to revoke it at any time before it is voted, and revocation may be by letter, notice in writing, or telegram addressed to H. Wayne Cooper, Secretary of Lowrance Electronics, Inc., 12000 East Skelly Drive, Tulsa, Oklahoma, 74128-2486. Each Proxy, unless previously revoked, will be voted at the meeting.

     Only Stockholders of record at the close of business on October 31, 2000, will be entitled to vote at the Annual Meeting. On October 31, 2000, there were outstanding 3,768,796 shares of Common Stock, par value $0.10 per share, all of which will be entitled to vote at the Annual Meeting. Each Share of Common Stock is entitled to one vote, with no right of cumulative voting. The Company has no other voting securities outstanding.

     The presence, in person or by proxy, of a majority of the outstanding shares of Common Stock entitled to vote at the Annual Meeting shall constitute a quorum for the transaction of business. A quorum being present, all proposals to be voted on at the Annual Meeting will be decided by a majority vote of the shares present, in person or by proxy, certified by inspectors of election, unless the proposal relates to matters on which more than a majority vote is required under the Company's Certificate of Incorporation, its Bylaws, or the laws of the State of Delaware, under whose laws the Company is Incorporated.

                             PRINCIPAL STOCKHOLDERS

     The following table sets forth, as of October 31, 2000, the number and percentages of outstanding shares of the Common Stock beneficially owned by all persons known by the Company to own more than 5% of the Company's Common Stock, by each director of the Company, and by all officers and directors of the Company as a group:


     Name and Address              Amount and Nature of     Percentage
     of Beneficial Owner           Beneficial Ownership     of Shares
     -------------------           -------------------      ---------

     Darrell J. Lowrance (1)            1,907,423 (2)        50.6%
     12000 East Skelly Drive
     Tulsa, OK  74128-2486

     Willard P. Britton (1)                14,653               *
     1571 Breakwater Terrace               Direct
     Hollywood,  FL  33019

     Ronald G. Weber (1)                   71,745 (3)         1.9%
     12000 East Skelly Drive
     Tulsa, OK  74128-2486

     Peter F. Foley, III (1)               54,183             1.4%
     Boone Bait Company                    Direct
     1501 Minnesota Avenue
     Winter Park,  FL  32790

     Estate of James L. Knight            336,754             8.9%
     c/o Northern Trust Bank of            Direct
      Florida, N.A.
     700 Brickell Avenue
     Miami, FL  33131-2881

     Don C. Whitaker                      296,900 (4)         7.9%
     23 Beechwood
     Irvine, CA 72604

     All directors and                  2,048,104 (5)        54.3%
     officers as a group
     (including those listed
     above, five persons
     total)

* One-half of one percent or less

     (1)  Director

     (2) Includes 180,500 shares held indirectly in an individual retirement account with Mr. Lowrance having the sole voting and investment power, 143,908 shares held of record by the Trustees of the Lowrance Savings Plan and Trust for Mr. Lowrance, who is entitled to vote such shares and 3,725 owned indirectly by an immediate family member.

     (3) Includes 33,000 shares held of record by the Trustees of the Lowrance Savings Plan and Trust for Mr. Weber, who is entitled to vote such shares.

     (4) Of the 296,900 shares identified as being beneficially owned by Don C. Whitaker, 25,000 shares are owned by Don C. Whitaker, Inc. and 15,800 shares are owned by Don C. Whitaker, Jr.

     (5) All voting securities owned by officers and directors are owned directly except for 361,133 shares.

     Darrell J. Lowrance and James L. Knight (deceased) entered into a Shareholders' Agreement dated December 22, 1978, which provides that, except for sales in a public offering, neither party may sell his Common Stock without offering the Company the right of first refusal at the same price offered by a third party, payable in eight equal annual payments, including annual interest at 8%. If the Company does not exercise the right of first refusal and purchase the Common Stock, then the other individual party has the right to purchase such stock at the same price and under the same payment terms. On October 8, 1986, a First Amendment to the Shareholders' Agreement was entered into between Messrs. Knight and Lowrance which allowed them, after the initial public offering of the Company's stock in 1986 to sell their Common Stock in the public market pursuant to Rule 144 and permits charitable donations of their Common Stock within certain limits as to the total number of shares which may be donated to one charitable institution without first offering such stock to the Company or the other party. The right of first refusal terminates only when either (a) Mr. Lowrance's stock ownership in the Company is less than 15% of the Company's outstanding stock, or (b) Mr. Knight's stock ownership in the Company is less than 10% of the Company's outstanding stock, exclusive of any stock donated by either of them to a charitable institution. Additionally, Messrs. Lowrance and Knight entered into an Agreement on October 8, 1986, with the Company whereby they agreed not to sell any of their shares of Common Stock privately, except as permitted under the First Amendment to Shareholders' Agreement.

     As of October 31, 2000, 840,460 shares of Common Stock were sold in the public market by the Estate of James L. Knight pursuant to Rule 144 since May of 1992 when the Estate first elected to sell stock owned by the Estate as permitted by the Agreement and First Amendment to Shareholders' Agreement and as allowed under Rule 144. Additionally, in May 1993, 68,966 shares of common stock were sold by the Estate of James L. Knight to the Company and retired, and 34,483 shares were sold by the Estate of James L. Knight directly to Mr. Lowrance. Except for the sales made by the Estate of James L. Knight pursuant to Rule 144 and the sales made by the Estate of James L. Knight to the Company and Mr. Lowrance, neither Mr. Knight nor Mr. Lowrance has sold nor made a gift of any stock in the Company pursuant to the aforementioned Agreement and First Amendment to Shareholders' Agreement.

ELECTION OF DIRECTORS

     The directors of the Company are divided into three classes, designated as Class I, Class II and Class III. Each class consists of one-third of the directors constituting the whole Board. The directors, upon being elected, all serve three-year terms, and the term of each member of the same class expires at the same time. At each Annual Meeting of Stockholders, directors to replace those whose terms expire at such Annual Meeting are elected for a three-year term.

     The Compensation and Nominating Committee has not nominated any candidates to replace Robert F. Biolchini, who resigned December 8, 1999, and Alpo F. Crane, who resigned February 1, 2000, for election as Class II Directors. Willard P. Britton and Ronald G. Weber, the Class I directors, and Darrell J. Lowrance and Peter F. Foley, III, the Class III directors, will continue to serve as directors pursuant to their prior elections.

Continuing in Office
                               Class I Directors
                         (Term Expires December 2002)

     Willard P. Britton. Mr. Britton, age 77, has been a director of the Company since December 1985. Mr. Britton is a retired Vice President and Controller of Knight-Ridder, Inc., a corporation engaged primarily in communications.

     Ronald G. Weber. Mr. Weber, age 56, has served the Company as its Executive Vice President of Engineering and Manufacturing since July 2000 and prior thereto as its Senior Vice President of Engineering since 1980 and as its Executive Vice President of Technology and Engineering since December 1993. Mr. Weber has also been a director since October 1992. Mr. Weber joined the Company in 1976, and prior to serving in his current position, he held several technical positions with the Company.

                              Class III Directors
                         (Term expires December 2001)

     Darrell J. Lowrance. Mr. Lowrance, age 62, a founder of the Company, has been with the Company since its formation in 1957. He currently serves as President and Chief Executive Officer and a Director of the Company, positions he has held since 1964. During 1983 and 1984, Mr. Lowrance served as President of the American Fishing Tackle Manufacturer's Association (AFTMA). In July 1988, Mr. Lowrance returned to the Board of Directors of AFTMA, a position he previously held from 1978 through 1986. Additionally, in April 1989, Mr. Lowrance was elected as a director of the National Association of Marine Products and Services.

     Peter F. Foley, III. Mr. Foley, age 64, has served as a director since October 1991 and has been President of Boone Bait Company, a company engaged in the manufacture of saltwater fishing lures, since 1978. For more than 10 years, Mr. Foley has served on numerous boards related to the marine industry, including the American Fishing Tackle Manufacturer's Association (AFTMA). Further, he has been awarded government grants, as an industry expert in international marketing of fishing tackle products, to study and report on key opportunities for the industry.


BOARD OF DIRECTORS AND COMMITTEES OF THE BOARD

     The Company's Board of Directors met six times during the fiscal year ended July 31, 2000. The Board of Directors has an Audit Committee and a Compensation and Nominating Committee.

     The Audit Committee is composed of Willard P. Britton, (Chairman) and Peter
F. Foley, III. The Audit Committee held two meetings during the Company's 2000 fiscal year. All members attended the meetings. The Audit Committee meets on a scheduled basis with the Company's independent public accountants and is available to meet at the request of the Company's independent public accountants. The Audit committee reviews the Company's accounting policies, internal controls, and other accounting and auditing matters; considers the qualifications of the Company's independent public accountants; makes a recommendation to the Board as to the engagement of an independent public accountant; and reviews the letter of engagement and statement of fees relating to the scope of the annual audit and special audit work which may be recommended or required by the independent public accountants.

     The Compensation and Nominating Committee is composed of Willard P. Britton and Peter F. Foley, III (Chairman). The Compensation and Nominating Committee held four meetings during the Company's 2000 fiscal year at which all members attended. The Committee reviews the nature and amount of compensation of the officers of the Company and recommends changes with respect thereto, including the Company's Executive Bonus Plan, 1986 Stock Option Plan, and 1989 Stock Option Plan, and recommends the nominees for directors. The Committee will consider qualified director candidates submitted to it by other directors, employees, or stockholders. As a prerequisite to consideration, each recommendation must be accompanied by biographical material of the proposed candidate, fully disclosing the candidate's qualifications and demonstrated sound business judgment, as well as an indication that the proposed candidate would be willing to serve as a director, if elected. In order for a candidate recommended by a Stockholder to be considered as a nominee at the Annual Meeting to be held in 2001, the name of such candidate, together with the written description of the candidate's qualifications, must be received by the Secretary of the Company prior to August 10, 2001.

     There was no incumbent director who failed to attend at least 75% of the aggregate number of meetings of the Board and Committees upon which they sit. Each director receives $12,000 per year compensation and an additional fee of $1,000 for each meeting of the Board of Directors and $750 for each Committee meeting attended. All directors are reimbursed for certain reasonable out-of-pocket expenses incurred in attending meetings of the Board of Directors or Committee meetings.

     There are no family relationships between any director or executive officer of the Company.

                      EXECUTIVE OFFICERS AND COMPENSATION

Executive Officers

     The executive officers of the Company are as follows:

        Name              Age             Position
        ----              ---             --------

     Darrell J. Lowrance  62  President and Chief Executive Officer since 1964.

     Ronald G. Weber      56  Executive Vice President of Engineering and
                              Manufacturing since July 2000.  Prior thereto Mr.
                              Weber was the Senior Vice President of Engineering since 1980 and was subsequently promoted to Executive Vice President of Technology and
                              Engineering in December 1993.

     Mark C. McQuown      49  Vice President of Sales since February 2000.
                              Prior thereto, Mr. McQuown was Director of Sales since August 1997. Mr. McQuown joined the Company in June 1984 as a Zone Sales Manager and was subsequently promoted to Regional Sales Manager in June 1988, Director of International Sales in
                              February 1995 and Director of International,
                              Government and Industrial Sales in June 1996.

     Bob G. Callaway      57  Vice President of Marketing since March 2000.
                              Mr. Callaway joined Lowrance in August 1987 as
                              Manager of Video Communications and was promoted to Director of Video Communications in October
                              1993.  He subsequently joined Addvantage Media as
                              Vice President-Field Service Group in March 1997.
                              He worked as a freelance marketing consultant from October 1998 and in July 1999 joined T.D.
                              Williamson as Manager of Marketing Relations before returning to Lowrance in March 2000.

     Jane M. Kaiser       40  Vice President of Customer Operations since
                              February 2000.  Prior thereto, Ms. Kaiser was
                              Director of Customer/Sales Service since August
                              1997. Ms. Kaiser joined the Company in May 1995 as a Cost Productivity Analyst and was subsequently promoted to Director of Cost
                              Productivity in December 1995 and to Manager of Customer Service in June 1997.

     Douglas J. Townsdin  37  Vice President of Finance and Chief Financial
                              Officer since March 2000. Prior thereto, Mr. Townsdin was a Senior Manager with Arthur Andersen, LLP.

     H. Wayne Cooper      55  Mr. Cooper has been a partner with Doerner,
                              Saunders, Daniel & Anderson, LLP since 1982.




All officers of the Company are elected annually and serve at the pleasure of the Board of Directors.

Compensation

          The following table sets forth the aggregate cash compensation earned by the executive officers listed for services rendered in all capacities to the Company for the fiscal year ended July 31, 2000:

                                                     (1)       (2)        (3)
Name of Individual/                                        Other Annual   All
Principal Position                 Year   Salary    Bonus  Compensation  Other
                                            ($)      ($)        ($)       ($)
------------------------------------------------------------------------------
Darrell J. Lowrance                 2000  399,200  108,000      -       31,200
President and Chief                 1999  382,000  249,000      -       30,600
Executive Officer                   1998  382,000        -      -       30,300

Ronald G. Weber                     2000  217,000   59,200      -       25,300
Executive Vice President            1999  208,000   92,000      -       30,600
of Engineering and Manufacturing    1998  208,000        -      -       30,686

Douglas J. Townsdin (4)             2000  150,000   16,800      -            -
Vice President of Finance and       1999        -        -      -            -
Chief Financial Officer             1998        -        -      -            -

Mark C. McQuown                     2000  139,700   34,100      -        9,600
Vice President of Sales             1999  126,600   37,300      -        3,522
                                    1998  100,100        -      -        2,482

Bob G. Callaway (5)                 2000  150,000   15,100      -            -
Vice President of Marketing         1999        -        -      -            -
                                    1998        -        -      -            -

Mark C. Wilmoth (6)                 2000  107,600        -      -       38,691
Former Vice President of            1999  145,000   64,000      -        9,010
Finance and Treasurer               1998  145,000        -      -        8,596

Steven L. Schneider (7)             2000  119,600        -      -      114,391
Former Vice President of            1999  163,000   47,000      -        9,600
Sales and Marketing                 1998  163,000        -      -        9,313

(1) The Company's Executive Bonus Plan for fiscal year 2000 provided for a performance bonus pool measured entirely on the basis of the Company's pretax, prebonus earnings compared to budgeted pretax, prebonus earnings. This bonus pool was to be divided, based on certain predetermined percentages, between the Company's President, five Vice Presidents, and certain other key employees. In order to earn any performance bonus, it was necessary for pretax, prebonus income to exceed $1,067,000, which the Company did and accordingly a performance bonus pool of $185,000 was earned and paid in October, 2000 to those officers and key employees who earned a performance bonus. The Executive Bonus Plan for fiscal year 2000 also provided for discretionary bonuses for executive officers, except the President, and certain other key employees, granted at the recommendation of the President on the basis of individual performance not to exceed 15% of their respective salaries. The President exercised his right to recommend discretionary bonuses for executive officers and certain key employees of the Company to the Compensation and Nominating Committee of the Board of Directors. Accordingly, certain discretionary bonuses aggregating $124,000 were recommended by the Compensation and Nominating Committee and approved by the Board of Directors for payment in October 2000. The Company paid an aggregate of $309,000 in bonuses in October 2000 pursuant to the Company's 2000 Executive Bonus Plan. The aggregate maximum amount payable pursuant to the Company's 2000 Executive Bonus Plan, exclusive of discretionary bonuses, was limited to $1,000,000.

(2) The 2000 remuneration described in other annual compensation includes the cost to the Company of benefits furnished to the executive officers, including premiums for life and health insurance, personal use of Company automobiles, and other personal benefits provided to such individuals that are extended in connection with the conduct of the Company's business. During 2000, 1999 and 1998, no executive officers received other compensation in excess of 10% of such officer's cash compensation.

(3) Other long-term compensation resulted from contributions to the Lowrance Savings Plan and Trust Number 1 on behalf of the listed executive officers. Also included are director's fees of $19,000, $21,000, and $21,000 paid to Mr. Lowrance and $19,000, $21,000 and $21,000 paid to Mr. Weber in 2000, 1999 and 1998, respectively. Also included with respect to Mr. Wilmoth and Mr. Schneider are payments in accordance with the terms of their respective employment and severance agreements as described in Notes (6) and (7) below.

(4) Mr. Townsdin's salary is presented on an annualized basis. His actual salary earned since joining the Company on March 6, 2000 was $60,600. All other compensation is presented on an as-earned basis.

(5) Mr. Callaway's salary is presented on an annualized basis. His actual salary earned since rejoining the Company on March 27, 2000 was $51,900. All other compensation is presented on an as-earned basis.

(6) Mr. Wilmoth resigned as an officer on February 9, 2000. All other compensation includes $33,500 paid in accordance with the terms of Mr. Wilmoth's employment and severance agreement.

(7) Mr. Schneider's association with the Company ended on December 29, 1999. All other compensation includes $110,200 paid in accordance with the terms of Mr. Schneider's employment and severance agreement. $58,300 will be paid in accordance with the terms of Mr. Schneider's employment and severance agreement during fiscal 2001.

     Employment and Severance Arrangements. The Company entered into employment agreements with the following four executive officers of the Company in April 2000: Bob G. Callaway, Mark C. McQuown, Douglas J. Townsdin and Jane M. Kaiser. The initial term of these employment agreements, all of which are substantially identical, runs for a period of 24 months. Each agreement has a renewal term of an additional 24 months unless proper notice (as defined in the employment agreement) is given prior to the expiration of the initial term by either party. Under the terms of the employment agreements, if the employment of any executive is terminated other than for "cause" (as defined in the employment agreement), then each such executive would be entitled to payment of their salary in accordance with the Company's standard payroll practices for the remainder of the initial term of the agreement or a period of twelve months, whichever is longer. If the employment of the executive is terminated upon a change of control of the Company (as defined in the employment agreement), then each such executive would be entitled to a lump sum payment equal to 24 months of their salary. In accordance with the salary recommendations of the Compensation Committee, as of November 13, 2000 the maximum aggregate amount of cash benefits payable to each executive would be $318,000 for Mark C. McQuown, $312,458 for Douglas J. Townsdin, $311,376 for Bob G. Callaway and $254,400 for Jane M. Kaiser.

     Stock Option Plans. The Company's 1986 and 1989 Stock Option Plans (the "Plans") adopted by the Board of Directors and approved by the Stockholders, reserve 400,000 shares of Common Stock (subject to certain adjustments) for issuance upon the exercise of incentive stock options (as defined in Section 422A of the Internal Revenue Code), non-qualified stock options, and limited stock appreciation rights ("limited SAR's") which may be granted to directors, officers, and key employees (10 persons are eligible to participate as of the date of this Proxy Statement). The Plans are designed to serve as an incentive for attracting and retaining qualified and competent employees and directors.

     The Compensation and Nominating Committee of the Board of Directors administers and interprets the Plans and has authority to grant options on such terms and at such prices as it may determine, but the exercise price of incentive stock options will not be less than the fair market value of the Common Stock on the date of grant and no option will be exercisable after the expiration of ten years from the date of grant. The committee may also grant limited SAR's in tandem with options. A limited SAR is exercisable only to the extent that the related option is exercisable and the exercise of any portion of either the related option or tandem limited SAR will cause a corresponding reduction in the number of shares remaining subject to the option or the tandem limited SAR. The Board of Directors has resolved that the exercise price of non-statutory stock options will be not less than 85% of the fair market value of the Common Stock on the date of grant.

     During fiscal year 2000, no options and no limited SAR's were granted. As of October 31, 2000, the Company had no non-qualified options issued of the 400,000 authorized in the Plans. There were no options exercised during the year either by the Company's chief executive officer or by the other executive officers named in the compensation table.

     As of October 31, 2000, options on 80,000 shares under these plans have been exercised to date and no limited SAR's have been granted.

     Retirement Plan. The Lowrance Savings Plan and Trust (the "Retirement Plan") requires the Company to contribute to the Retirement Plan up to 6% of each participant's salary annually. Participants include all employees of the Company, including executive officers, who have completed one year of employment with at least 1,000 hours of service. The Company makes a fixed contribution of 3% of each participant's salary. In addition, if an employee makes voluntary contributions, the Company will make additional contributions equal to 100% of the first $10 per pay period of the employee's contribution and 50% thereafter, not to exceed 3% of the employee's salary. Each participant's interest in the Company's contributions vests fully over a period of seven years. Generally, a participant's interest in the Company's contributions may be withdrawn only upon termination or in certain hardship situations. The Trustees and Administrative Committee of the Retirement Plan are appointed by the Board of Directors.

     Series "A" Preferred Stock and Indebtedness of Management. In accordance with the Company's May 13, 1996 private placement of 70,000 shares of Series "A" Redeemable Preferred Stock with key officers of the Company, five such persons became indebted to the Company for the purchase price of $6.875 per share for each share purchased. The Series "A" Preferred Stock, issued for a term of ten years, is a nonvoting stock paying a cumulative dividend of 2 1/2 cents. Each share is convertible into five shares of the Company's Common Stock at a cash purchase price of $5.00 per share of Common Stock, but only if (i) the Chief Executive Officer of the Company sells in excess of thirty percent of his Common Stock of the Company, or (ii) the Company sells substantially all of its assets and operations to a third party. Each purchaser executed a Promissory Note in favor of the Company bearing interest at Chase prime and a Security Agreement whereby the Series "A" Preferred Stock is pledged to the Company to secure the payment of such Promissory Note. In the event (i) the Series "A" Preferred Stock is not converted within its ten-year term, or (ii) the purchaser terminates his employment with the Company for any reason except death, the Series "A" Preferred Stock is surrendered to the Company for cancellation in exchange for cancellation of the principal amount of indebtedness owing under his respective Promissory Note provided that all accrued interest is paid to the date of termination. As of October 31, 2000, there are 40,000 shares of Series "A" Preferred Stock outstanding and the following persons remain indebted to the Company in conjunction with their respective purchase of Series "A" Preferred
Stock:
                      Relationship        Number of Shares  Indebtedness as of
   Name               to the Company          Purchased       October 31, 2000
   ----               --------------          ---------       ----------------

Darrell J. Lowrance   President and             20,000         $137,500.00
                      Chief Executive Officer

Ronald G. Weber       Executive Vice President  20,000         $137,500.00
                      of Engineering and
                      Manufacturing


     Board Compensation Committee Report. The members of the Compensation and Nominating Committee are Mr. Willard Britton and Mr. Peter Foley, III. Each member of the Committee is a non-employee director.

     In determining the compensation payable to the Company's executive officers, it is the basic philosophy of the Committee that the total annual compensation for these individuals should be at a level which is competitive with the marketplace (which requires compensation to be middle to high) in companies of similar size for positions of similar scope and responsibility. In determining the appropriateness of compensation levels, the Committee annually reviews the Company's compensation policies and nationally recognized compensation surveys, principally William Mercer Executive Compensation Survey, which is a comparison of fixed and variable compensation based upon a corporation's industry and size.

     The key elements of the total annual compensation for executive officers consists of a base salary and variable compensation in the form of annual bonus' and stock options. The base salaries are generally set at or near the middle to high range for the competitive marketplace as indicated in the above referenced survey for companies within the same industry classification and relative size. Annual bonus' consists of two components, a performance bonus based entirely on the basis of the Company's pretax, prebonus earnings and a discretionary bonus for executive officers, except the President, which is recommended by the President on the basis of individual performance.

     In fiscal 2000, the Company's performance exceeded target levels, therefore performance bonus' of $185,000 were earned and discretionary bonus' in the amount of $124,000 were granted. The aggregate payout in October 2000 was $309,000.

     The base salary for the Chief Executive Officer approximates the 75th percentile for the comparable companies in the above referenced survey. The committee has set the base pay for the Chief Executive above the market average due to his tenure with the Company and his irreplaceable knowledge of and personal contacts and relationships in the industries in which the Company operates. All of the Chief Executive's incentive pay is based on achieving targeted pretax, prebonus earnings levels with no discretionary bonus component. As the Company's performance was above target levels in fiscal year 2000 an incentive bonus of $108,000 was earned and paid in October 2000.

     Compensation and Nominating Committee:

          Peter F. Foley, III, Chairman
          Willard P. Britton


     Performance Graph. The following performance graph reflects yearly percentage change in the Company's cumulative total Stockholder return on Common Stock as compared with the cumulative total return of the NASDAQ (US) and the NASDAQ Electronic Components Index. All cumulative returns assume reinvestment of dividends and are calculated on a fiscal year basis on July 31 of each year.

                  Comparison of 5-Year Cumulative Total Return

                          LOWRANCE ELECTRONICS, INC.
                                  PROXY DATA

                                    7/31/95       7/31/96       7/31/97      7/31/98      7/31/99      7/31/00
NASDAQ U.S.                         327.085       356.391       525.911      619.099      885.447      1,260.855
NASDAQ ELECTRONIC COMPONENTS        809.696       751.546     1,599.465    1,367.366    2,472.901      5,478.400
LEIX                                  6.250         5.750         5.500        4.063        6.188          3.625
ADJUST TO BASE:
                                     1995          1996          1997        1998           1999          2000
NASDAQ U.S.                           100           109           161         189            271           385
NASDAQ ELECTRONIC COMPONENTS          100            93           198         169            305           677
LEIX                                  100            92            88          65             99            58


                             SELECTION OF AUDITORS

     The Board of Directors, upon recommendation of the Audit Committee, has selected Arthur Andersen LLP as the independent public accountants for the Company for its fiscal year 2001, subject to ratification by the Stockholders at the Annual Meeting.

     Arthur Andersen LLP served as independent public accountants for the Company for its last fiscal year. A representative of Arthur Andersen LLP will attend the Annual Meeting and have the opportunity to make a statement if the representative desires to do so and will be available to answer appropriate questions.

                             STOCKHOLDER PROPOSALS

     The date by which proposals of Stockholders intended to be presented at the 2001 Annual Meeting of Stockholders must be received by the Company for inclusion in the Company's Proxy Statement and form of Proxy relating to that meeting is August 10, 2001.

                OTHER MATTERS WHICH MAY COME BEFORE THE MEETING

     The Board of Directors does not intend to bring any other matters before the Annual Meeting nor does it know of any matters which other persons intend to bring before the Annual Meeting. However, if any other matters properly come before the Annual Meeting, the persons named as proxies in the accompanying Proxy will vote thereon in accordance with their best judgment.

     It is important that Proxies be returned promptly. Therefore, Stockholders who do not expect to attend the Annual Meeting in person are urged to sign the enclosed Proxy and mail it at their earliest convenience in the enclosed return envelope for which no postage is needed if mailed in the United States.

                                     PROXY

                          LOWRANCE ELECTRONICS, INC.

  THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF
                 STOCKHOLDERS TO BE HELD ON DECEMBER 12, 2000

The undersigned hereby (a) acknowledges receipt of the Notice of Annual Meeting of Stockholders to be held in the Director's Row Room IV on the Main Lobby Floor of the Adams's Mark Hotel, 100 East Second Street, Tulsa, Oklahoma, on
December 12, 2000, at 10:00 a.m., local time, and the Proxy Statement relating thereto and (b) appoints Darrell J. Lowrance and H. Wayne Cooper, or either or them, as proxies and attorneys with several powers of substitution, hereby revoking any prior Proxy, and hereby authorizes them or either of them to represent the undersigned and to vote as designated on the reverse side, all the shares of Common Stock of Lowrance Electronics, Inc. held of record by the undersigned on October 31, 2000, at the Annual Meeting of Stockholders and at any adjournment or adjournments thereof.

                          (Continued on reverse side)

This Proxy when properly executed will be voted in the manner directed herein by the undersigned. If no direction is made, this Proxy will be voted FOR the proposal ratifying the selection of Arthur Andersen LLP.

1.  PROPOSAL TO RATIFY THE SELECTION OF ARTHUR ANDERSEN LLP
    AS INDEPENDENT PUBLIC ACCOUNTANTS FOR THE COMPANY FOR
    ITS FISCAL YEAR 2001.  The undersigned directs that is Proxy be voted:

                  FOR           AGAINST          ABSTAIN
                  [_]             [_]             [_]

2. OTHER MATTERS. The undersigned directs that this Proxy be voted in such manner as the proxies named herein, or either of them, may direct, in their discretion, on any other matter that may properly come before the Annual Meeting or any adjournment thereof.




                                        Dated:____________________, 2000

                                        ________________________________
                                        Signature of Shareholder

                                        ________________________________
                                        Signature of Shareholder

NOTE: in the case of joint ownership, each such owner should sign. Executor, administrators, guardian, trustees, etc. should add their title as such and where more than one executor, etc. is named, a majority must sign. If the signer is a corporation please sign full corporate name by a duly authorized officer.

"PLEASE MARK INSIDE BLUE BOXES SO THAT DATA PROCESSING EQUIPMENT WILL RECORD YOUR VOTES"